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                       [Letterhead of Buchanan Ingersoll
                           Professional Corporation]



                                    April 30, 1997


North American Technologies Group, Inc.
4710 Bellaire Boulevard
Suite 301
Bellaire, Texas 77401

     RE:  THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

          We have participated in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by North American Technologies Group, Inc. (the "Company") for the purpose of registering for resale under the Securities Act of 1933, shares of Common Stock of the Company, $.001 par value (collectively referred to as the "Shares"), as follows: (i) 5,122,396 shares of Common Stock previously issued by the Company; (ii) 11,655,687 shares of Common Stock, subject to adjustment, which may be issued upon the conversion, if at all, of the Company's outstanding Cumulative Convertible Preferred Stock, Series F (the "Series F Shares"); (iii) 3,644,444 shares of Common Stock, subject to adjustment, which may be issued upon conversion, if at all, of the Company's outstanding Cumulative Convertible Preferred Stock, Series G, Subseries I (the "Series G Shares"); (iv) 10,403,500 shares of Common Stock, which may be issued, if at all, upon the exercise of certain outstanding options and warrants (the "Options"), and (v) 333,333 shares of Common Stock which may be issued upon the conversion, if at all, of a $500,000 principal amount convertible promissory note (the "Convertible Note"). As counsel to the Company, we have examined such corporate records, certificates and other documents as we considered to be relevant and necessary to express the opinion hereinafter set forth.
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April 30, 1997
Page -2-

          On the basis of the foregoing and of our consideration of such other legal and factual matters as we have deemed appropriate, we are of the opinion
(1) that the Shares have been duly authorized; (2) that the Shares which are outstanding as of the date of this opinion are validly issued, fully-paid and non-assessable; (3) that upon conversion of the Series F Shares and Series G Shares in accordance with the terms thereof, the Shares issuable thereunder will be validly issued, fully-paid and non-assessable; (4) that upon exercise of the Options in accordance with the terms thereof, including payment of the applicable exercise price, the Shares issued thereunder will be validly issued, fully paid and non-assessable; and (5) that upon conversion of the Convertible
Note in accordance with the terms thereof, the Shares issuable thereunder will be validly issued, fully-paid and non-assessable.

          This opinion is being delivered to you in compliance with Item 601(b)
(5) (i) of Regulation S-B of the Securities and Exchange Commission. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm made under the caption "Legal Matters" in the Prospectus contained therein.

                                    Very truly yours,

                                    /s/ Joseph P. Galda

                                    Joseph P. Galda
                                    Buchanan Ingersoll Professional
                                    Corporation